Exhibit 99.1

News Release

Investor Contact

Jay Spitzer

Investor.Relations@Adtalem.com

+1 312-906-6600

Media Contact

Jordana Strosberg

AdtalemMedia@Adtalem.com

+1 313-938-5481

Adtalem Global Education President and CEO Steve Beard Named as Board Chairman

CHICAGO – Nov. 19, 2024 – Adtalem Global Education Inc. (NYSE: ATGE), the leading healthcare educator in the United States, today announced Steve Beard, president and chief executive officer, was unanimously elected by the Company’s board of directors to the additional position of board chairman, effective immediately. Beard succeeds Michael W. Malafronte, who transitioned from chairman to lead independent director and joined the academic quality committee.

“Steve Beard earning the role of chairman is a testament to his exceptional leadership and unwavering commitment to our mission at Adtalem,” said Malafronte. “His demonstrated track record of high performance and integrity has not only propelled our organization forward but has also positioned us to make a significant impact in higher education and healthcare. We are confident that under his continued guidance, Adtalem will reach new heights and drive transformative change in the lives of our students and the communities we serve.”

“I am honored to step into the role of chairman of the board in addition to my responsibilities as CEO, and I want to extend my gratitude to Michael Malafronte for his tremendous leadership and service,” said Beard. “At Adtalem, we are training day-one, practice-ready professionals and empowering our more than 90,000 current students and over 350,000 alumni to reach their full potential. Together — and in partnership with our board — we will continue our mission to scale Adtalem as a force for good, championing access to high-quality education and preparing the clinicians of tomorrow who will transform the landscape of healthcare.”

Beard was appointed as the Company’s president and chief executive officer and a board director in September 2021. With the acquisition of Walden University in August 2021 and integrating its five like-kind institutions, he has been integral in transforming Adtalem into the leading healthcare educator in the U.S. Under Beard’s leadership and vision, Adtalem is expanding its societal impact, providing inclusive access to post-secondary education, addressing critical healthcare labor shortages, and advancing health equity and diversity through its Growth with Purpose strategy.

Starting the second year of its three-year Growth with Purpose strategy, Adtalem recently reported its first quarter fiscal year 2025 results. Total enrollment accelerated with sustained high student persistence, surpassing 90,000 students, a growth rate of 11.2% year-over-year, with approximately 90% of students enrolled in a healthcare-focused program.

About Adtalem Global Education

Adtalem Global Education is the leading provider of healthcare education in the U.S., shaping the future of healthcare by preparing a diverse workforce with high-quality academic programs. We innovate education pathways, align with industry needs and empower individuals to reach their full potential. Our commitment to excellence and inclusivity is reflected in our expansive network of institutions, serving over 90,000 students and supported by a strong community of approximately 350,000 alumni and nearly 10,000 dedicated employees. Visit Adtalem.com for more information and follow us on LinkedIn, Instagram and Facebook.

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